EXHIBIT 99.1

FOR IMMEDIATE RELEASE
THURSDAY, SEPTEMBER 21, 2006

CONTACTS:

Bill Hodges	Fran Barsky
Chief Financial Officer	Director, Investor Relations
919-913-1030	919-913-1044

POZEN ANNOUNCES RECEIPT OF $40 MILLION UPFRONT PAYMENT
FROM ASTRAZENECA
Company Provides Revised 2006 Guidance

Chapel Hill, N.C., September 21, 2006 — POZEN Inc. (NASDAQ: POZN), announced today the receipt of the $40 million initial upfront payment from AstraZeneca in connection with the exclusive global collaboration agreement between the two companies. The previously announced collaboration with AstraZeneca has cleared the waiting period required under the Hart-Scott-Rodino Anti-trust Improvements Act making the agreement effective.

POZEN entered into the collaboration agreement with AstraZeneca on August 1, 2006 for the co-development and commercialization of proprietary fixed dose combinations of the proton pump inhibitor (PPI) esomeprazole magnesium, with the non-steroidal anti-inflammatory drug (NSAID) naproxen, in a single tablet. The products will be indicated for the management of pain and inflammation associated with conditions such as osteoarthritis and rheumatoid arthritis in patients who are at risk for developing NSAID-associated gastric ulcers.

In addition to the $40 million upfront payment, POZEN is eligible to receive up to $160 million for certain development and regulatory milestones; and $175 million in potential sales performance milestones, if certain thresholds are achieved. In addition, royalties will be paid on net sales on a tiered royalty structure that ranges from mid-single digits to mid-teens.

Financial Guidance

As a result of having more detailed information regarding the timing of activities under the collaboration agreement with AstraZeneca, POZEN is revising its financial guidance for the third quarter and the 2006 year. POZEN expects total revenue to be in the range of $3 to $4 million in the third quarter of 2006, including revenue of $1 to $2 million for work performed under the AstraZeneca agreement. Total operating expenses for the third quarter of 2006 are expected to be in the range of $7.5 to $8.5 million, including $1.5 million of estimated non-cash stock-based compensation expense.

POZEN expects total revenue for the 2006 year to be in the range of $14 to $16 million, including revenue of $5 to $7 million for work performed under the AstraZeneca agreement. Total operating expenses for the 2006 year are expected to be in the range of $36 to $38 million, which includes $6.5 million of estimated non-cash stock-based compensation expense. POZEN anticipates its cash balance will be approximately $60 million at the end of 2006.

About POZEN

POZEN is a pharmaceutical company committed to developing therapeutic advancements for diseases with unmet medical needs where it can improve efficacy, safety, and/or patient convenience. POZEN’s efforts are focused primarily on the development of pharmaceutical products for the treatment of acute and chronic pain and other pain-related conditions. POZEN has development and commercialization alliances with GlaxoSmithKline and AstraZeneca. The company’s common stock is traded on The Nasdaq Stock Market under the symbol “POZN”. For detailed company information, including copies of this and other press releases, see POZEN’s website: www.pozen.com.

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the period ended June 30, 2006. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

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